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                             SiRF TECHNOLOGY, INC.
                              148 E. Brokaw Road
                              San Jose, CA 95112


April 11, 2001


VIA FACSIMILE AND EDGAR TRANSMISSION
------------------------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
Attn:  Alexander Evans, Esq.
Mail Stop 0305

     Re: SiRF Technology, Inc. - Registration Statement on Form 8-A (File No. 000-31969)
          Request for Withdrawal


Dear Mr. Evans:

     This letter is filed in reference to the Registration Statement on Form 8-A, Commission File No. 000-31969, of SiRF Technology, Inc. (the "Registrant"), which was filed on November 16, 2000 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, (the "Form 8-A"). The Registrant hereby requests the immediate withdrawal of the Form 8-A, including all exhibits thereto, without prejudice on the grounds that the Registrant is concurrently withdrawing its Registration Statement on Form S-1.


                                           Sincerely,


                                           /s/ Jackson Hu
                                           Jackson Hu
                                           President and Chief Executive Officer